CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 21, 2018 with respect to the financial statements and financial highlights of The Tocqueville Trust (including The Tocqueville Gold Fund) for the year ended October 31, 2018, which is included in the Tocqueville Trust Annual Report on Form N-CSR for the year ended October 31, 2018, which is incorporated by reference in this Statement of Additional Information, Proxy Statement and Prospectus contained in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Statement of Additional Information, Proxy Statement and Prospectus contained in this Registration Statement, and to the use of our name as it appears under the captions, “Exhibit A Agreement and Plan of Reorganization”, “Exhibit B: Financial Highlights”, and “Financial Statements”.

/s/ Grant Thornton LLP

Chicago, Illinois

October 7, 2019